Exhibit 99.1

SouthState Announces Transfer of Listing of Common Stock to NYSE	For Immediate Release
Media Contact
Jackie Smith, 803.231.3486

Winter Haven, Florida (December 8, 2023) – SouthState Corporation (NASDAQ: SSB) (the “Company”) announced today that the Company will transfer the listing and trading of its common stock from the Nasdaq Global Select Market to the New York Stock Exchange (“NYSE”). The Company expects to commence trading as a NYSE-listed company upon market open on December 19, 2023. The Company’s common stock will continue trading under its current ticker symbol “SSB” after the transfer.

“We are excited to announce our partnership with NYSE, the world’s largest stock exchange, whose long tradition of listing industry-leading companies aligns well with our strategy to provide ‘best in class’ service to our customers and shareholders,” said John Corbett, CEO, SouthState Bank.

“For 90 years, SouthState has served customers across the Southeast and we’re thrilled to welcome them to the New York Stock Exchange,” said John Tuttle, Vice Chair, NYSE Group. “SouthState will join its peers as a member of our NYSE community, the listing home of many of our nation’s leading banks.”

SouthState Corporation (NASDAQ: SSB) is a financial services company headquartered in Winter Haven, Florida. SouthState Bank, N.A., the company’s nationally chartered bank subsidiary, provides consumer, commercial, mortgage and wealth management solutions to more than one million customers throughout Florida, Alabama, Georgia, the Carolinas and Virginia. The bank also serves clients coast to coast through its correspondent banking division. Additional information is available at SouthStateBank.com.

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